Exhibit 10.2

INCREMENTAL TERM LOAN

ACTIVATION NOTICE

March 22, 2018

To:                             JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement dated as of June 27, 2011, as amended and restated as of July 2, 2015, as further amended and restated as of August 21, 2017 (as amended by the First Amendment dated as of December 12, 2017 and the Second Amendment dated as of March 22, 2018, the “Credit Agreement”), among Iron Mountain Information Management, LLC (the “Company”), Iron Mountain Incorporated (the “Parent”), the other Borrowers from time to time party thereto, the lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and the other parties thereto.  Terms defined in the Credit Agreement and not defined herein are used herein as defined therein.

This notice is an Incremental Term Loan Activation Notice referred to in the Credit Agreement in connection with the establishment of an incremental term facility of Term B Loans (the “Incremental Term B Facility”; the term loans thereunder, the “Incremental Term B Loans”), under Section 2.01(c)(i) of the Credit Agreement. The Company and each of the Lenders party hereto (the “Incremental Term B Lenders”) hereby notify you that:

1.              The amount of the Incremental Term B Loans implemented by this Incremental Term Loan Activation Notice is $700,000,000 which shall be a separate Class of Term Loans from the Initial Term Loans.  Notice of borrowing of such Incremental Term B Loans shall be made in accordance with Sections 3.01 and 5.05(c) of the Credit Agreement.

2.              The Incremental Term Maturity Date with respect to the Incremental Term B Loans is January 2, 2026.

3.              The Incremental Term B Lenders and the Company hereby agree that (a) the amortization schedule relating to the Incremental Term B Loans is set forth in Annex A attached hereto, and (b) the original issue discount to the Incremental Term B Loans is 0.25%. The Company hereby promises to pay to the Administrative Agent for the account of each Incremental Term B Lender the unpaid principal amount of the Incremental Term B Loans of such Incremental Term B Lender outstanding on the Incremental Term Maturity Date.

4.              Notwithstanding anything to the contrary in the Credit Agreement, the Incremental Term B Lenders and the Company hereby agree that the Applicable Margin for the Incremental Term B Loans shall be 0.75% per annum for Incremental Term B Loans which are ABR Loans and 1.75% per annum for Incremental Term B Loans which are Eurocurrency Loans (it being understood and agreed that interest elections and continuations and conversions shall be made in  accordance with Sections 5.04 and 5.05 of the Credit

Agreement).   Initially, the Incremental Term B Loans shall be the Type of Loans and shall have the Interest Period duration as specified in the applicable notice of borrowing.  Pursuant to Section 2.01(c)(ii) of the Credit Agreement, the Incremental Term Loans shall be covered by (and this Incremental Term Loan Activation Notice shall constitute an election for the Incremental Term B Loans to be covered by) the proviso to clause (v) of the first sentence of such Section in respect any Class of Subsequently Incurred Term B Loans made after the date of this Incremental Facility Activation Notice.

5.              Pursuant to clause (vi) of the first sentence of Section 2.01(c)(ii) of the Credit Agreement, it is hereby provided and agreed that if, on or prior to the date that is six months after the Increased Amount Date (as defined below), a Repricing Event (as defined below) occurs, the Company shall pay to the Administrative Agent, for the ratable account of each of the Incremental Term B Lenders (or its successors or assigns), (A) in the case of a Repricing Event described in clause (i) of the definition thereof, a prepayment premium of 1.00% of the aggregate principal amount of the applicable Incremental Term B Loans so prepaid or repaid and (B) in the case of a Repricing Event described in clause (ii) of the definition thereof, a fee equal to 1.00% of the aggregate principal amount of the applicable Incremental Term B Loans outstanding immediately prior to such amendment (without duplication of any fee paid to such Incremental Term B Lenders under clause (A) above); provided that should any Incremental Term B Lender (or its successors or assigns) be replaced pursuant to an amendment (including in connection with an Extension Offer pursuant to Section 2.12 or a refinancing transaction pursuant to Section 2.13) that results in a Repricing Event during such period, such Incremental Term B Lender (and not any Person who replaces such Lender) shall receive a fee of 1.00% of the aggregate principal amount of the applicable Incremental Term B Loans of such Lender assigned to a replacement Lender. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

As used herein, “Repricing Event” shall mean (i) any prepayment or repayment of Incremental Term B Loans with the proceeds of any secured Indebtedness incurred or guaranteed by any Obligor for the primary purpose of reducing the Applicable Margin applicable to the Incremental Term B Loans and (ii) any amendment to the Incremental Term B Facility the primary purpose of which is to reduce the Applicable Margin applicable to the Incremental Term B Loans; in each case, excluding any repayment, replacement or amendment occurring in connection with a Change of Control or Investment not permitted under the Basic Documents as in effect immediately prior to such Repricing Event.

6.              Notwithstanding anything to the contrary in the Credit Agreement (but subject to the parenthetical in clause (vii)(w) of the first sentence of Section 2.01(c)(ii) of the Credit Agreement), the Incremental Term B Lenders and the Company hereby agree that the Incremental Term B Lenders shall have no voting rights (i) in respect of amendments to Sections 9.09, 9.10 and 9.11 of the Credit Agreement, (ii) as it relates to waivers of Section 10.01(4)(i) of the Credit Agreement (solely as it relates to breaches of Sections 9.09, 9.10 and 9.11 of the Credit Agreement) or (iii) amendments to the definitions of “Net Total Lease Adjusted Leverage Ratio,” “Net Secured Lease Adjusted Leverage

Ratio,” “EBITDAR” or “Fixed Charges” (or any of their component definitions as applied in such sections) for purposes of Sections 9.09, 9.10 or 9.11 of the Credit Agreement (it being understood that any such amendment, waiver or modification shall only require the consent of the Majority Lenders (excluding the Incremental Term B Loans of the Incremental Term B Lenders)).

7.              Notwithstanding anything to the contrary in the Credit Agreement (but subject to the parenthetical in clause (vii)(x) of the first sentence of Section 2.01(c)(ii) of the Credit Agreement), the Incremental Term B Lenders and the Company hereby agree that a default by the Parent or the Company in the performance of any of its obligations under Sections 9.09, 9.10 and 9.11 of the Credit Agreement shall not constitute a Default or Event of Default under Section 10.01(4)(i) of the Credit Agreement with respect to the Incremental Term B Loans unless and until the Administrative Agent on behalf of the Majority Lenders (excluding the Revolving Commitments of Defaulting Lenders) shall have terminated the Revolving Commitments or declared the Initial Term Loans (or any other Class of Term Loans which benefit directly from the covenants set forth in Sections 9.09, 9.10 or 9.11 of the Credit Agreement) to be immediately due and payable pursuant to clauses (a) or (b) of the penultimate paragraph of Section 10.01 of the Credit Agreement.

8.              The Company hereby represents and warrants that (A) no Default or Event of Default has occurred and is continuing on and as of the date hereof and (B) the Company is in compliance on a pro forma basis with Sections 9.09, 9.10 and 9.11 of the Credit Agreement on the date hereof as of the last day of the latest fiscal quarter for which financial statements are available, after giving effect to the Incremental Term B Loans.

9.              This Incremental Term Loan Activation Notice shall become effective as of the date first set forth above (the “Increased Amount Date”) upon the satisfaction of the following conditions precedent:

a.              The Administrative Agent shall have received this Incremental Term Loan Activation Notice executed and delivered by the Administrative Agent, the Company, and the Incremental Term B Lenders providing the Incremental Term B Loans.

b.              The Administrative Agent shall have received evidence of payment by the Company of such fees as the Company shall have agreed to pay or deliver to any Incremental Term B Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Incremental Term Loan Activation Notice and the other Basic Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

c.               The Administrative Agent shall have received (i) certified copies of the charter and by laws (or equivalent documents) of the Company and (ii) certified copies of all corporate authority of the Company (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution and delivery of this Incremental Term Loan Activation Notice and performance by the Company of its obligations under the Basic Documents to which it is a party and each other document to be delivered by the Company from time to time in connection herewith and the extensions of credit hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the Company to the contrary).

d.              The Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, dated the Increased Amount Date, of Sullivan & Worcester LLP, special New York counsel to the Obligors, with respect to matters set forth in paragraphs 1, 2, 3, 4, 5, 7, 9 and 10 of Exhibit I-1 of the Credit Agreement as they relate to the Credit Agreement, this Incremental Term Loan Activation Notice and the borrowings hereunder and any other matters as the Administrative Agent or any Lender may reasonably request.

e.               The Administrative Agent shall have received a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Company Guaranty, the Parent Guaranty, the Subsidiary Guaranty, the Company Pledge Agreement, the Parent Pledge Agreement and the Subsidiary Pledge Agreement, duly executed and delivered by the Parent, the Company, each Subsidiary Guarantor and the Administrative Agent, as applicable.

f.                As of the date hereof, before and after giving effect to the Incremental Term B Loans:

i.                  no Default shall have occurred and be continuing;

ii.               the representations and warranties made by each of the Borrowers and the Subsidiary Guarantors in each Basic Document to which it is a party shall be true on and as of the date of the making of such Loan or such issuance, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which event they shall be true on and as of such earlier date); and

iii.            the borrowing of such Incremental Term B Loans by the Company hereunder and the related incurrence of obligations by the Company do not violate the provisions of any Senior Subordinated Debt Indenture, any other Senior Subordinated Debt Document or any agreement governing any Senior Unsecured Debt.

10.       The Company, the Incremental Term B Lenders and the Administrative Agent hereby agree that, the Incremental Term B Loans funded pursuant to this Incremental Term Loan

Activation Notice shall constitute Loans and Incremental Term Loans for all purposes under the Basic Documents.

11.       This Incremental Term Loan Activation Notice shall constitute a Basic Document.

12.       This Incremental Term Loan Activation Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

13.       This Incremental Term Loan Activation Notice may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

14.       JPMorgan Chase Bank, N.A. and Barclays Bank PLC shall be the Joint Lead Arrangers and Active Bookrunners for the Incremental Term B Facility.  Merrill Lynch, Pierce & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd., HSBC Bank USA, N.A., Morgan Stanley Senior Funding Inc., Wells Fargo Securities, LLC, Credit Agricole S.A., Goldman Sachs Bank USA and PNC Bank, National Association shall be the Joint Lead Arrangers and Bookrunners for the Incremental Term B Facility. Citizens Bank, National Association, Royal Bank of Canada-NY IBF, The Bank of Nova Scotia, SunTrust Bank and TD Bank, National Association shall be the co-arrangers for the Incremental Term B Facility.

IRON MOUNTAIN INFORMATION MANAGEMENT, LLC

By:	/s/ Bao Tran
Name: Bao Tran
Title: Vice President and Treasurer

Signature Page to Incremental Term Loan Activation Notice

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan
Title: Executive Director

Signature Page to Incremental Term Loan Activation Notice

Acknowledged this 22nd day of

March, 2018.

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan
Title: Executive Director

Signature Page to Incremental Term Loan Activation Notice

Annex I

Amortization Schedule

Date	Amount
(as a percentage of Incremental Term B Loans funded on the Increased Amount Date)
June 30, 2018	0.25%

September 30, 2018	0.25%

December 31, 2018	0.25%

March 31, 2019	0.25%

June 30, 2019	0.25%

September 30, 2019	0.25%

December 31, 2019	0.25%

March 31, 2020	0.25%

June 30, 2020	0.25%

September 30, 2020	0.25%

December 31, 2020	0.25%

March 31, 2021	0.25%

June 30, 2021	0.25%

September 30, 2021	0.25%

December 31, 2021	0.25%

March 31, 2022	0.25%

June 30, 2022	0.25%

September 30, 2022	0.25%

December 31, 2022	0.25%

Annex to Incremental Term Loan Activation Notice

March 31, 2023	0.25%

June 30, 2023	0.25%

September 30, 2023	0.25%

December 31, 2023	0.25%

March 31, 2024	0.25%

June 30, 2024	0.25%

September 30, 2024	0.25%

December 31, 2024	0.25%

March 31, 2025	0.25%

June 30, 2025	0.25%

September 30, 2025	0.25%

December 31, 2025	0.25%

January 2, 2026	Unpaid Balance

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